As filed with the Securities and Exchange Commission on April 27, 2018
Registration No. 333-200617

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________
Post-Effective Amendment No. 11
to
FORM S-11
FOR REGISTRATION UNDER
THE SECURITIES ACT OF 1933
OF SECURITIES OF CERTAIN REAL ESTATE COMPANIES
_____________________
NorthStar/RXR New York Metro Real Estate, Inc.
(Exact name of registrant as specified in its governing instruments)
David Schwarz
Chief Executive Officer and President
590 Madison Avenue, 34th Floor
New York, New York 10022
(212) 547-2600
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
______________________
Ann B. Harrington
590 Madison Avenue, 34th Floor
New York, New York 10022
(212) 547-2600
General Counsel and Secretary
(Name, address, including zip code, and telephone number, including area code, of agent for service)
______________________
With a copy to:
Alice L. Connaughton, Esq.
Greenberg Traurig, LLP
2101 L Street, N.W.
Suite 1000
Washington, DC 20037
(212) 801-9200
______________________
Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.
If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the
Securities Act check the following box: ☒
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the
Securities Act registration number of the earlier effective registration statement for the same offering. ☐
If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the
Securities Act registration number of the earlier effective registration statement for the same offering. ☐
If delivery of this prospectus is expected to be made pursuant to Rule 434, check the following box. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒ Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒
__________________________________

This Post-Effective Amendment No. 11 to the Registration Statement on Form S-11 (Registration No. 333-200617) shall hereafter become effective in accordance with the provisions of Section 8(c) of the Securities Act of 1933.

DEREGISTRATION OF SHARES

In accordance with the undertaking of NorthStar/RXR New York Metro Real Estate, Inc. (the “Company”) set forth in its registration statement on Form S-11 (File No. 333-200617) initially declared effective on February 9, 2015 (the “Registration Statement”), the Company is filing this Post-Effective Amendment No. 11 to the Registration Statement to terminate the registration and deregister $1,959,344,430 of unsold shares of its common stock. Pursuant to the Registration Statement, the Company registered $1.8 billion in shares of common stock for its primary offering and $200.0 million in shares of common stock for its distribution reinvestment plan (“DRP”) offering. The primary offering and the DRP offering are collectively referred to as the offering. The Company ceased offering shares of common stock in its primary offering effective March 31, 2018 and its DRP offering effective April 2, 2018, after accepting aggregate gross offering proceeds of approximately $40,655,570.
By filing this Post-Effective Amendment No. 11 to the Registration Statement, the Company hereby terminates the offering of shares on this Registration Statement.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this Post-Effective Amendment No. 11 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on April 27, 2018.

NorthStar/RXR New York Metro Real Estate, Inc.

By:	/s/ David Schwarz
David Schwarz
Chief Executive Officer and President

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 11 to the registration statement has been signed by the following persons in the capacities indicated on April 27, 2018.

Signature	Title

/s/ David Schwarz	Chief Executive Officer, President and Director
David Schwarz	(Principal Executive Officer)

/s/ Frank V. Saracino	Chief Financial Officer and Treasurer
Frank V. Saracino	(Principal Financial Officer and
Principal Accounting Officer)

*	Chairman and Director
Scott H. Rechler

*	Director
Dianne Hurley

*	Director
Lawrence J. Waldman

*	Director
Winston W. Wilson

/s/ David Schwarz
David Schwarz
*as attorney-in-fact